                        Personnel Group of America, Inc.
                      2709 Water Ridge Parkway, 2nd Floor
                            Charlotte NC 28217-4538
                                                              November 11, 2002

MatlinPatterson Global Advisers LLC, as Investment Advisor
520 Madison Avenue
New York, New York 10022-4213

Inland Partners, L.P. and Links Partners L.P.
c/o Elias J. Sabo
The Compass Group
2 Park Plaza, Suite 1020
Irving CA 92614


Re: Proposed Restructuring Transaction of Personnel Group of America, Inc. (the "Company")


Dear Ladies and Gentlemen:

As a result of discussions with (x) certain holders of the 5-3/4% Convertible Subordinated Notes, due 2004 (the "Notes"), of the Company and (y) the lenders and agent under Amendment No. 4 dated as of February 8, 2002 to the Amended and Restated Credit Agreement, dated as of June 23, 1997 (as amended, the "Existing Senior Credit Facility"), between the Company, Bank of America, as Agent under the Existing Senior Credit Facility (the "Senior Agent"), and the Lenders as defined therein (the "Senior Lenders"), this letter will confirm the agreement in principle of the Company and its subsidiaries identified on the signature page hereto (the "Group"), the undersigned holders of the Notes (the "Noteholders") and the undersigned Senior Lenders (collectively, the "Parties") for a proposed restructuring transaction (as described in more detail in Exhibit A hereto and the Schedules and Annexes attached thereto, the "Proposed Restructuring"). The Proposed Restructuring will be effected pursuant to an SEC-registered exchange offer and consent solicitation (the "Exchange Offer") or, if the Exchange Offer is not consummated in accordance with its terms on or before the agreed date, pursuant to a pre-arranged or pre-packaged plan of reorganization under chapter 11 of the Bankruptcy Code (the "Back-Up Plan").

If the Proposed Restructuring is effected pursuant to the Exchange Offer, among other things and as described in more detail in Exhibit A: (1) all holders of outstanding Notes would be offered cash and Common Stock, par value $0.01 per share, of the Company (the "Common Stock") in exchange for their Notes; (2) the current holders of Common Stock would retain their Common Stock; (3) all outstanding claims under or with respect to the Existing Senior Credit Facility would be exchanged for cash, new subordinated notes and certain warrants to purchase additional Common Stock; (4) the reorganized Company would obtain a new senior secured loan facility; and (5) the Company would effect a reverse split of its Common Stock prior to consummation of the Exchange Offer. As part of the Proposed Restructuring, if the Exchange Offer is not consummated in accordance with its terms or otherwise upon the permitted waiver of certain conditions thereunder, the Parties have agreed to support the Back-Up Plan.

The Company believes that the Proposed Restructuring is in the best interests of the Company and its many stakeholders. We further believe that the Proposed Restructuring will result in a more suitable capital structure that leaves the reorganized Company better positioned to pursue its business plan.

By executing this letter, the Parties agree to negotiate in good faith the definitive terms of the Proposed Restructuring and a definitive lock-up and support agreement (as described in more detail in Exhibit A, the "Lock-Up Agreement") with an initial draft provided by counsel to certain of the Noteholders such draft to be in a form and to contain terms and conditions consistent with this letter and in a form approved by the Parties and the Board of Directors of the Company. Unless otherwise waived in writing by each of the Parties, this letter shall be terminable by any Party unless the Lock-Up Agreement shall have been executed by all of the Parties (and any other persons stipulated to be parties thereto) on or before December 1, 2002. In addition, the Noteholders confirm and agree that they shall not exercise, nor cause the Company to exercise, any Purchase Option under the Purchase Option Agreement (more particularly described in Exhibit A attached hereto), unless and until the Lock-Up Agreement is executed by the intended parties.

The Parties acknowledge that this letter does not contain all matters upon which agreement must be reached in order for the Proposed Restructuring to be consummated. Each of the Parties understands and agrees that no contract or agreement providing for or with respect to a Proposed Restructuring shall be deemed to exist unless and until the Lock-Up Agreement or another definitive agreement providing for and containing all material terms and conditions with respect to a Proposed Restructuring (a "Definitive Agreement") has been approved by the Board of Directors of the Company and, pursuant to such approval, executed and delivered. The Parties also agree that, unless and until the Lock-Up Agreement or another Definitive Agreement between the Parties has been so approved, executed and delivered, no Party has any legal obligation of any kind whatsoever with respect to any Proposed Restructuring by virtue of this letter or any other oral expression, whether before or after the execution of this letter with respect to a Proposed Restructuring except, in the case of this letter, for matters set forth in the boxed text below and in the immediately preceding paragraph. For purposes of this paragraph, the terms "Lock-Up Agreement" and "Definitive Agreement" do not include an executed letter of intent, memorandum, or any other preliminary written agreement, or any written or oral acceptance of any offer or bid on the part of any Party. Notwithstanding anything to the contrary contained herein, the effectiveness of any obligation of the Noteholders is and shall be subject to the consummation by the Noteholders of a satisfactory due diligence review and the Company's obtaining all necessary approvals and consents, including those arising under the organizational documents of the Company, the Company's shareholder rights plan and applicable laws. Without limiting the generality of the foregoing, this letter is not and shall not constitute an offer to sell or acquire securities or to amend the terms of any securities nor to vote for any prospective plan of reorganization in bankruptcy.

    THIS LETTER IS CONFIDENTIAL INFORMATION, IS IN THE NATURE OF SETTLEMENT DISCUSSIONS AND SHALL NOT BE ADMISSIBLE AS EVIDENCE AND IS ENTITLED TO
PROTECTIONS OF FEDERAL RULE OF EVIDENCE 408 AND ANY OTHER APPLICABLE FEDERAL OR
    STATE STATUTES, COMMON LAW OR EQUITABLE DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION OR INFORMATION EXCHANGED IN THE CONTEXT
 OF SETTLEMENT DISCUSSIONS. NEITHER THIS LETTER NOR ANY OF ITS CONTENTS MAY BE SUMMARIZED, EXCERPTED FROM, DISCLOSED PUBLICLY, MADE AVAILABLE TO THIRD PARTIES
    OR USED FOR ANY OTHER PURPOSE WITHOUT THE PRIOR WRITTEN CONSENT OF THE SIGNATORIES; PROVIDED, HOWEVER, THAT EACH PARTY MAY MAKE SUCH DISCLOSURE IF
    SUCH PARTY CONCLUDES, AFTER CONSULTATION WITH ITS COUNSEL, THAT PUBLIC DISCLOSURE OF THIS LETTER OR ITS CONTENTS, INCLUDING, WITHOUT LIMITATION,
    PUBLIC DISCLOSURE CONCERNING A PROPOSED RESTRUCTURING OR CONCERNING THE EXISTENCE OF DISCUSSIONS RELATING TO A PROPOSED RESTRUCTURING, IS REQUIRED
 UNDER APPLICABLE PRINCIPLES OF ANY STATE OR FEDERAL SECURITIES LAW, UNDER THE
   RULES OR REGULATIONS OF ANY STOCK EXCHANGE OR ANY INTER-DEALER AUTOMATED QUOTATION SYSTEM ON WHICH THE SECURITIES OF SUCH PARTY MAY BE LISTED OR TRADED,
 OR PURSUANT TO ANY OTHER LEGAL REQUIREMENT OR ANY LEGAL PROCEEDING, IN WHICH CASE SUCH PARTY WILL AS PROMPTLY AS PRACTICABLE ADVISE EACH OTHER PARTY AND ITS COUNSEL OF SUCH CONCLUSION AND THE BASIS THEREFOR; AND PROVIDED, FURTHER, THAT
 THE COMPANY MAY ISSUE A PRESS RELEASE THAT DESCRIBES THE TERMS AND CONDITIONS
   OF THIS LETTER AND MAY FILE A COPY OF THIS LETTER AND SUCH PRESS RELEASE, TOGETHER WITH SUCH OTHER DESCRIPTIONS AND INFORMATION AS THE COMPANY SHALL

 DETERMINE, IN ITS REASONABLE DISCRETION, IS REQUIRED TO BE INCLUDED WITH ANY FILING REQUIRED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER STATE OR
                          FEDERAL REGULATORY AGENCY.

  EACH PARTY, OTHER THAN THE GROUP, REPRESENTS SEVERALLY TO THE OTHER PARTIES THAT AS OF THE DATE HEREOF IT BENEFICIALLY OWNS THE PRINCIPAL AMOUNT OF NOTES
  AND/OR CLAIMS UNDER THE EXISTING SENIOR CREDIT FACILITY SET FORTH UNDER ITS NAME ON THE SIGNATURE PAGES HERETO (AND SUCH AMOUNTS REPRESENT ALL SUCH NOTES
AND CLAIMS UNDER THE EXISTING SENIOR CREDIT FACILITY BENEFICIALLY OWNED BY SUCH PARTY) AND THAT THIS LETTER HAS BEEN DULY AUTHORIZED AND HAS BEEN EXECUTED AND
              DELIVERED BY AN AUTHORIZED SIGNATORY OF SUCH PARTY.

  THE COMPANY AGREES TO PAY A REASONABLE RETAINER AND THE REASONABLE FEES AND
                    EXPENSES OF COUNSEL TO THE NOTEHOLDERS.


 THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE
                    WITH THE LAWS OF THE STATE OF NEW YORK.

This letter may be executed by the Parties in any number of counterparts and by different Parties in separate counterparts, each of which may be delivered by facsimile and which (including counterparts delivered by facsimile) when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this agreement to produce or account for more than one such fully-executed counterpart.


                               Very Truly Yours,


                               PERSONNEL GROUP OF AMERICA, INC.

                               /s/ Larry Enterline

                               Larry L. Enterline
                               Chief Executive Officer

CONSENTED AND AGREED TO:


                             AS NOTEHOLDERS AND SENIOR LENDERS:

                             INLAND PARTNERS, L.P.







                             By:    /s/ Elias J. Sabo
                                    -----------------------------------------
                                    Name:  Elias J. Sabo
                                    Title: Attorney-in-Fact

                                    Notes: $15,134,250


                                    Existing Senior Credit Facility: $6,433,823

                             LINKS PARTNERS, L.P.







                             By:    /s/ Elias J. Sabo
                                    -----------------------------------------
                                    Name:  Elias J. Sabo
                                    Title: Attorney-in-Fact

                                    Notes: $15,134,250


                                    Existing Senior Credit Facility: $7,352,941

                             MATLINPATTERSON GLOBAL
                             OPPORTUNITIES PARTNERS L.P.

                             By: MatlinPatterson Global Advisers LLC, its Investment Advisor


                             By:    /s/ Donna Alderman
                                    -----------------------------------------
                                    Name:  Donna Alderman
                                    Title:

                                    Notes: $35,268,500


                                    Existing Senior Credit Facility: $32,538,235


                                      S-1
                      [Signature Page to Letter Agreement]

                             COMPANY SUBSIDIARIES:

                             PFI CORP.

                             By:    /s/ James C. Hunt
                                    ----------------------------------------
                                    Name:  James C. Hunt
                                    Title: President

                             STAFFPLUS, INC.

                             By:    /s/ Larry L. Enterline
                                    ----------------------------------------
                                    Name:  Larry L. Enterline
                                    Title: President

                             INFOTECH SERVICES, INC.

                             By:    /s/ Michael H. Barker
                                    ----------------------------------------
                                    Name:  Michael H. Barker
                                    Title: President

                             BAL ASSOCIATES, INC.

                             By:    /s/ Michael H. Barker
                                    ----------------------------------------
                                    Name:  Michael H. Barker
                                    Title: President

                             ADVANCED BUSINESS CONSULTANTS, INC.

                             By:    /s/ Michael H. Barker
                                    ----------------------------------------
                                    Name:  Michael H. Barker
                                    Title: President

                             VENTURI STAFFING PARTNERS LLC

                             By:    /s/ Larry L. Enterline
                                    ----------------------------------------
                                    Name:  Larry L. Enterline
                                    Title: President


                                      S-2
                      [Signature Page to Letter Agreement]

                                                                      EXHIBIT A

                   SUMMARY OF TERMS OF PROPOSED RESTRUCTURING

As described in more detail below, the Proposed Restructuring will be effected pursuant to the Lock-Up Agreement and will, among other things, contemplate each of the following:

         1. The Company offering to the Noteholders and all other holders of Notes their pro rata portion of 83% of the Common Stock and cash equal to six-months of interest in a registered exchange offer (the "Exchange Offer");

         2. The existing stockholders of the Company together with certain holders of existing options and warrants and other equity securities of the Company (such existing stockholders and holders of options, warrants or other equity securities being referred to hereinafter as the "Existing Equityholders") retaining 17% of the Common Stock (collectively, the "Equity Retention");

         3. The Company effecting a reverse split of its Common Stock and adopting the New Management Equity Incentive Plan (as defined below) and using commercially reasonable efforts to secure the cancellation of any outstanding warrants, options and similar rights;

         4. All outstanding claims under the Existing Senior Credit Facility being exchanged for cash and subordinated notes and related warrants to be issued by the reorganized Company (the "Loan Exchange"); and

         5. The Parties and the other parties to the Lock-Up Agreement agreeing to support the Back-Up Plan pursuant to which, among other things, (x) all existing shares, options, warrants and other equity interests are cancelled and existing holders of Common Stock receive Common Stock of the reorganized Company by `gift' from the Senior Lenders, (y) all holders of outstanding Notes receive Common Stock of the reorganized Company and (z) all holders of outstanding claims under the Existing Senior Credit Facility receive, in addition to the stock to be `gifted' to the existing holders of Common Stock, cash, senior subordinated notes and related warrants, and convertible preferred stock of the reorganized Company having an aggregate value equal to the face value of their collective claims under the Existing Senior Credit Facility.

The Company and the Noteholders have entered into a Purchase Option Agreement dated as of the date hereof (the "Purchase Option Agreement") with the Senior Lenders (other than the Noteholders) and the Senior Agent pursuant to which the Company and the Noteholders have acquired a purchase option to acquire certain claims under the Existing Senior Credit Facility for an option exercise price equal to the assigning Senior Lender's pro rata share of 75% of the face amount of the funded indebtedness under the Existing Senior Credit Facility and certain warrants to purchase up to 3% of the Common Stock. The Purchase Option Agreement also contains certain waivers required by the Company and requires the immediate repayment by the Company of approximately $22 million.


                                [Exhibit A-p.1]

The pro forma capitalization of the Company upon consummation of the Proposed Restructuring without giving effect to the New Management Equity Incentive Plan is set forth below:


                                    AT CLOSE         AFTER SERIES A
                                    --------         --------------
EXCHANGE OFFER
--------------

Convertible Notes                     83.00%                 72.20%
Senior Lenders                         0.00%                 13.00%
Existing Equityholders                17.00%                 14.80%
                                     ------                 ------
                                     100.00%                100.00%


                                    AT CLOSE
                                    --------
BACK-UP PLAN
------------

Convertible Notes                     17.00%
Senior Lenders
       Convertible Preferred Stock    70.00%
       Series A Warrants              10.00%
Existing Equityholders                 3.00%
                                     ------
                                     100.00%

I.       The Lock-Up Agreement

The Lock-Up Agreement will contain customary representations, covenants, agreements and conditions and also the following: (i) interim operating covenants for the Company, including weekly information on cash budgets and forecasts and no additional draws under the Existing Senior Credit Facility other than with respect to amounts drawn under outstanding letters of credit, which draws, if any, would be subject to reimbursement pursuant to the terms of the Existing Senior Credit Facility;(ii) representations and warranties typically given by public companies and, if as to the business of the Company, generally qualified by knowledge and materiality; (iii) customary indemnities and expense advancement for third-party claims, (iv) the Company's undertaking to make and use best efforts to have declared effective all required SEC and other governmental filings and to procure new stock exchange listings for common stock and certain warrants and required stockholder votes; (v) undertakings by all parties to use commercially reasonable efforts to achieve satisfaction of the closing conditions; (vi) a waiver by the holders of the Notes who are parties to the Lock-Up Agreement of specified defaults under the indenture for the Notes for so long as the Lock-Up Agreement is binding on them; (vii) the agreement of (A) the Noteholders and any other holders of the Notes who are parties to the Lock-Up Agreement to tender their Notes pursuant to the Exchange Offer, (B) the Noteholders who also are holders of claims under the Existing Senior Credit Facility (including any claims beneficially held pursuant to purchase options granted under the Purchase Option Agreement to the extent such purchase options are exercised) to exchange such claims pursuant to the Loan Exchange and (C) the Parties to support the Back-Up Plan; (viii) a reverse stock split of the Common Stock to meet anticipated NYSE or NASDAQ/NMS requirements; (ix) subject to agreed restrictions, the ability by the Company and the holders of a majority in principal amount of the Notes to discuss alternative proposals and to terminate the Lock-Up Agreement in connection with accepting a superior offer to the Proposed Restructuring; and (x) unless otherwise agreed by the Noteholders, the commencement of the Exchange Offer only when the holders of at least $90 million in principal amount of the Notes have agreed to tender into the Exchange Offer. The Company also, consistent with applicable law, will use all commercially reasonable efforts to secure additional holders of Notes as parties to the Lock-Up Agreement and will permit additional Senior


                                [Exhibit A-p.2]

Lenders to become parties to the Lock-Up Agreement, in each case as designated by the holders of a majority in principal amount of the Notes.

The Exchange Offer (including the underlying Loan Exchange and the Equity Retention transactions) must be consummated on or before the 150th day after signing of the Lock-Up Agreement. If the Exchange Offer has not been consummated by the 150th day after signing of the Lock-Up Agreement, the Group would file the Back-Up Plan within 15 days, and the Back-Up Plan would become effective on or before the 180th day after filing, after which time the Lock-Up Agreement would be terminable by any party not in breach; provided that either of such dates may be extended for up to 60 days by the holders of a majority in principal amount of the Notes.

The Lock-Up Agreement will include all consents and covenants required under Delaware General Corporation Law (including section 203) and the Rights Agreement of the Company, dated February 27, 1996 between the Company and First Union National Bank, as amended.

II.      The Exchange Offer

The Company shall make the Exchange Offer for 100% of the Notes to all holders of Notes in a manner registered under the Securities Act of 1933, as amended, and otherwise in compliance with such act and the Securities and Exchange Act of 1934, as amended. The Company shall cause to be filed a registration statement and an offer to purchase (and all related schedules and forms) with respect to the Exchange Offer and any warrants to be issued in connection with the Proposed Restructuring (unless otherwise agreed by the Company and the non-Group Parties) and will use all best efforts to have such registration statement declared effective as promptly as practicable. The Company shall also cause to be filed a shelf registration statement for shares issuable upon the exercise of such warrants and use its best efforts to maintain such shelf registration. The Company shall not be required to seek registration under either the Securities Act of 1933 or the Securities Exchange Act of 1934 of the New Senior Subordinated Secured Notes (as defined below) or of the New Junior Subordinated Notes (as defined below).

All Notes validly tendered and not withdrawn will be exchanged for the holders' pro rata share of six full months' interest on the Notes and pro rata share of 83% of the undiluted Common Stock, assuming full participation in the Exchange Offer and without giving effect to the issuance of any of the Series A Warrants (as defined below) or the New Management Equity Incentive Plan. The shares to be offered in the Exchange Offer shall be offered on a fixed exchange ratio such that the aggregate number of shares to be issued to the holders of Notes will be reduced to the extent of any Notes not so exchanged.

In connection with the Exchange Offer, the Company will solicit exit consents to amend the Notes indenture in order to eliminate, to the greatest extent permitted under such indenture and applicable law, all covenants, agreements and representations of the Company; provided, however, that the Company shall not be required to obtain exit consents with respect to any Notes not tendered in the Exchange Offer.

The Company will make any and all required interest payments on the Notes, as and when due, but the holders will not be entitled to and shall waive any additional proportionate share of interest due upon consummation of the Exchange Offer.

Each Noteholder and other holder of Notes that is a party to the Lock-Up Agreement shall validly tender its Notes pursuant to the Exchange Offer.

The closing of the Exchange Offer shall be conditioned on the closing of the Equity Retention and the Loan Exchange and on at least 98% in principal amount of the Notes having been validly tendered (and not withdrawn) and will also be subject to other customary conditions. Any reduction of the minimum tender


                                [Exhibit A-p.3]
condition or waiver of any other conditions will require the consent of the Company and holders of at least a majority in principal amount of the Notes.

III.     The Loan Exchange

In the Loan Exchange, assuming the repayment to the Senior Lenders of amounts drawn on or about October 28, 2002, as provided in the Purchase Option Agreement, and a total funded outstanding debt at closing of $103 million (excluding letters of credit), all outstanding claims under the Existing Senior Credit Facility will be exchanged for a pro rata share of (x) $39.2 million in New Senior Subordinated Secured Notes, (y) $53.5 million consisting of at least $50 million in cash and up to $3.5 million in New Junior Subordinated Notes and
(z) the Series A Warrants.

Notwithstanding the foregoing, the Company will preserve and exercise its purchase option under the Purchase Option Agreement, with the consent of and as directed by the non-Group Parties; provided, however, that if such purchase option is exercised by the Company, the Company, in lieu of a pro rata exchange, will apply the cash proceeds to the payment of the exercise price of such purchase options and all New Senior Subordinated Secured Notes and New Junior Subordinated Notes and Series A Warrants (other than Series A Warrants to purchase up to 3% of the Common Stock) will be issued to Senior Lenders not receiving cash in connection with the exercise of such purchase options.

All letters of credit under the Existing Senior Credit Facility will be replaced by replacement letters of credit secured by cash collateral equal to 105% of the face amount of such letters of credit, supported by a "back-to-back" letter of credit from a credit-worthy financial institution or otherwise terminated.

The Senior Lenders will agree to release their liens on all collateral (other than cash collateral that secures remaining outstanding letters of credit) in favor of the agent(s) and new lenders under the facilities for the New Senior Subordinated Secured Notes and the New Senior Secured Facility.

The Company will make any and all required interest and other payments under the Existing Senior Credit Facility, as and when due, and will pay in cash the pro rata share of any interest due upon consummation of the Loan Exchange.

The closing of the Loan Exchange shall be subject to customary conditions and to the consummation of the Equity Retention and the Exchange Offer.

The "New Senior Subordinated Secured Notes" shall mean the new secured notes, to be issued by the reorganized Company in the Loan Exchange in an amount equal to $39.2 million, or in the Back-Up Plan in an amount equal to $15 million, or such additional amount as the Company and the non-Group Parties shall agree, to be issued by the reorganized Company in the Loan Exchange or the Back-Up Plan. The New Senior Subordinated Secured Notes shall be subordinate to the New Senior Secured Facility and to the extent permitted by the lenders under the New Senior Secured Facility secured by a second lien on all collateral securing the New Senior Secured Facility, all on terms acceptable to the lenders of the New Senior Secured Facility, shall contain terms and conditions substantially as set forth in the attached Schedule 1 and other customary terms and conditions and shall be issued together with an accompanying pro rata portion of Series A Warrants. The New Senior Subordinated Secured Notes shall have terms and conditions that are in every material respect at least as favorable as those set forth above, be in a form otherwise satisfactory to the Company and the non-Group Parties, and not be in breach or default when issued; provided that any change in terms may be approved by the Company and the non-Group Parties.

The "New Junior Subordinated Notes" shall mean the new junior subordinated notes, in an amount up to $3.5 million as requested by the Company, to be issued by the reorganized Company in the Loan Exchange. The New Junior Subordinated Notes shall be subordinate to the New Senior Secured Facility and the New


                                [Exhibit A-p.4]

Senior Subordinated Secured Notes on terms acceptable to the lenders of the New Senior Secured Facility and the New Senior Subordinated Secured Notes, and shall contain terms and conditions substantially identical to the terms and conditions of the New Senior Subordinated Secured Notes, except that (i) the interest rate for the New Junior Subordinated Notes shall be 24% per annum (with 18% per annum payable in cash and 6% per annum, at the option of the Company, in P-I-K notes); (ii) the New Junior Subordinated Notes shall not be secured; and (iii) no Series A Warrants shall be issued with the New Junior Subordinated Notes. The New Junior Subordinated Notes shall have terms and conditions that are in every material respect at least as favorable as those set forth above, be in a form otherwise satisfactory to the Company and the non-Group Parties, and not be in breach or default when issued; provided that any change in terms may be approved by the Company and the non-Group Parties. In addition, the holders of the New Junior Subordinated Notes will be entitled to cause the Company to redeem such notes at principal plus accrued interest at any time after October 1, 2004, such redemption price to be payable, in the discretion of the Company, in cash or in shares of Common Stock having a value equal to the redemption price based upon the average price of the Common Stock on the previous 10 trading days prior to redemption. The Company will use its best efforts to secure approval from the lenders under the New Senior Credit Facility to apply 75% of any proceeds from any tax refunds for mandatory redemption of New Junior Subordinated Notes.

The "Series A Warrants" shall mean the warrants issued by the reorganized Company with the New Senior Subordinated Secured Notes, entitling the holders to purchase up to 13% of the Common Stock of the reorganized Company assuming full participation in the Exchange Offer without giving effect to the New Management Equity Incentive Plan and containing terms and conditions substantially as set forth in the attached Schedule 2 and other customary terms and conditions. If the Company or the Noteholders exercise the purchase option granted to them under the Purchase Option Agreement, then Series A Warrants to purchase up to 3% of the Common Stock of the reorganized Company shall be issued in connection therewith and the number of shares issuable upon exercise of the Series A Warrants issued with New Senior Subordinated Notes reduced to 10%. The Series A Warrants shall be in a form otherwise satisfactory to the Company and the non-Group Parties; provided that the Company and the non-Group Parties must approve any change in the terms thereof.

IV.      The New Senior Secured Facility

The "New Senior Secured Facility" shall mean a senior secured credit facility containing terms and conditions that are no less favorable in every material respect than those set forth in the attached Schedule 3 and other customary terms and conditions in a form otherwise satisfactory to the Company and the non-Group Parties; provided that any change in terms may be approved by the Company and the non-Group Parties.

At closing, there will be at least $10 million in availability and also sufficient amounts drawn or otherwise available to provide that portion of the minimum $50 to $53.5 million cash component to be paid in the Loan Exchange that is not otherwise readily available to the Company; provided that the minimum availability condition can be waived by the Company and the non-Group Parties.

V.       The Equity Retention

The existing stockholders of the Company will be asked to vote to approve the transactions. The Existing Equityholders will retain 17% of the Common Stock assuming full participation in the Exchange Offer without giving effect to the issuance of the Series A Warrants or the New Management Equity Incentive Plan.

The Company will use commercially reasonable efforts to secure the cancellation of all outstanding warrants, options or similar rights in respect of any capital stock of the Company for no consideration. No holders of such options, warrants, or similar rights will receive any grants under the New Management Equity Incentive Plan unless such holders agree to such cancellation. Any options, warrants or other similar rights not


                                [Exhibit A-p.5]
cancelled and having an exercise price implying an agreed minimum equity value will not be included in calculating the holdings of Existing Equityholders.

The non-Group Parties and the Company will discuss and agree upon the terms of the New Management Equity Incentive Plan prior to execution of the Lock-Up Agreement. The "New Management Equity Incentive Plan" shall mean an equity incentive plan that shall provide for the dedication of a customary percentage of the Company's fully diluted equity and otherwise contain customary terms and conditions. Any securities issued or issuable under the New Management Equity Incentive Plan shall dilute all stockholders and warrant holders on a pro rata basis.

The non-Group Parties and the Company will discuss and agree upon the treatment of any acceleration or vesting of triggering of any rights for management, employees, directors, consultants and/or advisors upon consummation of the Proposed Restructuring and the terms of replacement employment contracts to be described in the Lock-Up Agreement.

To the extent permitted by applicable law, the Company and the non-Group Parties will sign a securityholders agreement (the "Securityholders Agreement"). The Securityholders Agreement shall contain terms and conditions substantially as set forth in the attached Schedule 4 and other customary terms and conditions, all in a form otherwise satisfactory to the Company and the non-Group Parties, and shall not be in breach or default when executed; provided that any change in terms may be approved by the Company and the non-Group Parties.

The Company's amended and restated certificate of incorporation and amended and restated by-laws shall contain terms set forth in the Annexes A and B to
Schedule 4 and such other terms as the Company and the non-Group Parties shall approve and shall be in a form satisfactory to the Company and the non-Group Parties; provided that any change in terms may be approved by the Company and the non-Group Parties.

VI.      The Back-Up Plan

Under the Back-Up Plan, the Parties will support and, as directed by the non-Group Parties, the Group will solicit on a pre-arranged or pre-packaged basis, a plan of reorganization (and will, upon the failure of the Exchange Offer to be consummated in accordance with its terms, cause such plan of reorganization to be filed in cases under chapter 11 of the Bankruptcy Code) substantially as described in the attached Schedule 5 and pursuant to which, among other things, (i) in lieu of the Exchange Offer, the holders of claims in respect of the Notes receive their pro rata interest in 17% of the Common Stock of the reorganized Company, (ii) in lieu of the Equity Retention, the holders of any Common Stock and other equity interests receive (through a `gifting' by the Lenders) 3% of the Common Stock of the reorganized Company, and (iii) in lieu of the Loan Exchange, the Senior Lenders will receive their pro rata share of a combination of (A) $50 million in cash, (B) $15 million of New Senior Subordinated Secured Notes (together with related Series A Warrants), (C) the Convertible Preferred Stock (substantially as described in the attached Annex A to Schedule 5) and (D) the 3% of the Common Stock of the reorganized Company to be `gifted' to the Existing Equityholders as described above. As described above, the Parties and certain other parties to the Lock-Up Agreement will agree in the Lock-Up Agreement to support the Back-Up Plan.

In the Back-Up Plan, the Series A Warrants will be adjusted as provided in
Schedule 2 and all share percentages shall refer to Common Stock after giving to effect the issuance of the Series A Warrants and assuming conversion of the Convertible Preferred Stock but without giving effect to any issuances pursuant to the New Management Equity Incentive Plan.

Notwithstanding any other term to the contrary in this Exhibit A or its attached Schedules, any documents underlying plan securities to be issued in the Back-Up Plan shall be in a form reasonably acceptable to the


                                [Exhibit A-p.6]

Company and the holders of a majority in principal amount of each of the relevant class of claims to receive such plan securities.

VII.     Other Agreements

The Parties agree to use all commercially reasonable efforts to structure the agreements necessary to effect the Proposed Restructuring in a manner that will not result in any net tax liability to the Company arising from cancellation of debt or other causes, or to the Existing Equityholders as a result of the Proposed Restructuring.

The Parties will use commercially reasonable efforts to structure the transaction so as not to effect a "Change of Control" and corresponding "Repurchase Right" under the indenture (the "Notes Indenture") pursuant to which the Notes were issued, including effecting any amendments to the Notes Indenture to minimize or eliminate the impact thereof or otherwise modifying the terms of the Exchange Offer as agreed by the Noteholders. If the transaction cannot reasonably be structured so as not to constitute a Change of Control under the Notes Indenture, the consummation of the Exchange Offer shall be conditioned upon sufficient cash to give effect to the Repurchase Right.


                                [Exhibit A-p.7]

                                                                     SCHEDULE 1

            PRINCIPAL TERMS OF NEW SENIOR SUBORDINATED SECURED NOTES


HOLDERS:                   Senior Lenders.

SECURITIES:                Senior Subordinated Secured Notes due 2006 of the
                           Company.

AGENT:                     To be designated by the Parties.

PRINCIPAL AMOUNT:          $39.2 million (subject to increase as set forth
                           below) or such other amount agreed to by the Company and the holders of a majority in principal amount of the New Senior Subordinated Secured Notes;
                           provided, that in the Back-Up Plan the principal amount shall be $15 million.

MATURITY DATE:             Four years from the issue date.

INTEREST RATE:             Cash interest rate of 12% per annum; and a PIK
                           interest rate of 3% per annum. Pays or accumulates against principal and accumulated interest, as applicable, quarterly on basis of 365/6 day year.

MANDATORY                  Upon a change of control, to be defined, the Company
REDEMPTION:                will be obligated to repurchase the New Senior
                           Subordinated Secured Notes at 100% of principal amount plus accrued and unpaid interest to the date of repurchase.

OPTIONAL                   The New Senior Subordinated Secured
REDEMPTION:                Notes will be redeemable by the Company, at its
                           option, in whole or in part, in cash, at 100% of principal amount plus accrued and unpaid interest to the date of repurchase. If and to the extent such notes are not redeemed prior to the close of business on the last business day of the 24th month after issuance, the Company will issue additional notes (having the same terms) in a principal amount of $4.2 million such amount to be reduced pro rata to reflect any prepayment prior to such time.

MANDATORY                  To the extent not prohibited by the New
PREPAYMENTS:               Senior Secured Facility, an agreed percentage from
                           new debt issuances, equity issuances and certain asset sales will be used to repay the outstanding principal on the New Senior Subordinated Secured
                           Notes.

AMORTIZATION/CASH          To the extent not prohibited by the New Senior
SWEEP:                     Secured Facility, installments on the outstanding
                           principal of the New Senior Subordinated Secured
                           Notes shall be paid (a) ratably to the holders in accordance with an agreed schedule; or, alternatively, (b) to the extent cash and cash equivalents on hand of the Company and its subsidiaries as at December 31 of each fiscal year
                           (commencing with December 31, 2003) exceeds cash or working capital required under the New Senior
                           Secured Facility in an amount equal to an agreed percentage of (i) EBIDTA minus debt service, taxes and permitted capital expenditures in arrears and
                           (ii) the amount of cash on hand as at such date.

SECURITY/PRIORITY:         The New Senior Subordinated Secured Notes will rank
                           junior to the New Senior Secured Facility and senior to the New Junior Subordinated Notes and will to the extent permitted by the holders of the New Senior
                           Secured


                                [Schedule 1-p.1]

                           Notes be secured by a second priority lien on and security interest in all of the collateral securing the New Senior Secured Facility. The subordination and intercreditor terms shall be agreed to by the holders of a majority in principal amount of the New Subordinated Secured Notes, acting reasonably.

REGISTRATION:              The New Senior Subordinated Secured Notes will not
                           be registered.

COVENANTS;                 The New Senior Subordinated Secured Notes shall
REPRESENTATIONS:           contain customary affirmative and negative covenants
                           and representations and indemnities substantially the same as those contained in the New Senior
                           Secured Facility with such modifications as are required by the lenders of the New Senior Secured
                           Facility, including without limitation covenants limiting the Company's ability to (a) incur certain new indebtedness, (b) engage in transactions with affiliates and related parties, (c) dispose of assets or engage in sale/leaseback transactions, (d) use assets as security in other transactions, (e) issue dividends (other than dividends payable in additional shares) to the holders of capital stock,
                           (f) change the Company's line of business and (g) consolidate or merge into any other entity or convey, transfer or lease substantially all of the Company's assets.

CLOSING DATE               Simultaneously with closing of Proposed
                           Restructuring.

CONDITIONS                 Customary for credit facilities of this type,
PRECEDENT                  including but not limited to absence of material
TO CLOSING                 adverse change.


                                [Schedule 2-p.1]

                                                                     SCHEDULE 2


                      PRINCIPAL TERMS OF SERIES A WARRANTS

HOLDERS: Senior Lenders (including Senior Lenders who have assigned their rights under the Purchase Option Agreement).

SECURITIES:       Series A Warrants to purchase shares of Common Stock.

EXERCISE PRICE:   The Series A Warrants shall be exercisable at a price per
                  share assuming an aggregate post-exercise equity value of $60 million; provided, that in the Back-Up Plan the exercise price shall be reduced to $0.01 per share.

EXERCISE:         Each Series A Warrant shall be exercisable beginning October
                  1, 2004; provided, that each Series A Warrant may be immediately exercisable upon a change of control of the Company or a sale of all or substantially all of the assets of the Company.

ADJUSTMENTS:      The number of shares to be received upon exercise shall
                  be subject to customary anti-dilution adjustments (i) for dividends, distributions, or stock splits and similar recapitalization transactions and (ii) on a weighted average basis for issuances of Common Stock or any securities convertible into or exercisable for Common Stock with a purchase price, exercise price or conversion price less than the lower of the exercise price or the current market price at time of issuance with a carve out for any issuances pursuant to employee benefits plans, incentive stock and stock compensation or fee payment agreements, to landlords or equipment lessors or lenders or joint ventures, acquisitions or similar strategic arrangements.

POST-EXERCISE     The Series A Warrants will entitle the holders to purchase in
PERCENTAGE:       in the aggregate Common Stock representing 13% of the Common
                  Stock assuming full Exchange Offer participation but without giving effect to the New Management Equity Incentive Plan;
                  provided, that in the Back-Up Plan, such number shall be set at 10% of the outstanding Common Stock assuming conversion of the Convertible Preferred Stock but without giving effect to the New Management Equity Incentive Plan.

TERM: Each Series A Warrant will expire ten years from the issue date.

TRANSFER          Series A Warrants may be transferred in whole or in part, but
RESTRICTIONS:     not in fractional amounts.

VOTING RIGHTS:    The Series A Warrants will contain no voting or
                  similar rights. Any amendment to the warrant agreement for the Series A Warrants may be approved by the holders of a majority of shares issuable upon exercise of the Series A
                  Warrants.

SUCCESSORS:       Any successor of the Company shall succeed to all rights
                  and obligations of the Company under the Series A Warrants.


                                [Schedule 2-p.1]

                                                                     SCHEDULE 3


                 PRINCIPAL TERMS OF NEW SENIOR SECURED FACILITY

BORROWER          The Company and each of its wholly owned subsidiaries.

FACILITY A senior secured revolving credit facility (the "Revolver") which will also provide the Company with a letter of credit subfacility of not less than $10 million. The aggregate amount of outstanding letters of credit would be reserved against the credit availability created under the Revolver. Draws under the letter of credit subfacility must reimbursed immediately or rolled into the Revolver.

INTEREST RATES    Advances outstanding under the Revolver would bear
                  interest initially, at the Company's option, at (a) the base rate plus no more than 1.75 percentage points, or (b) at the LIBOR rate plus no more than 3.75 percentage points. After closing, interest rates will vary in accordance with a performance grid to be agreed upon by the Company and the lenders. The Company would be charged a letter of credit fee
                  (plus bank issuance charges) at a rate equal to no more than
                  3.75 percentage points per annum times the undrawn amount of all outstanding letters of credit.

EXPENSES The Company would reimburse lenders (and the agent) for their out-of-pocket costs and expenses relating to this financing transaction, including but not limited to search fees, filing and recording fees, attorneys fees and expenses, and financial examination and collateral appraisal fees and expenses.

USE OF PROCEEDS   To (i) refinance the Company's indebtedness, (ii)
                  fund certain fees and expenses associated with the Revolver,
                  (iii) finance the ongoing working capital, capital expenditure, and general corporate needs of the Company and
                  (iv) pay expenses associated with the Proposed Restructuring.

TERM              Not less than three years from the closing date.

COLLATERAL        A first priority perfected security interest in all of the
                  Company's now owned or hereafter acquired accounts receivable and such other property and assets as may be agreed by the Company and lenders.

FINANCIAL         Customary for credit facilities of this type.
COVENANTS
AND OTHER TERMS

FINANCIAL         Customary for credit facilities of this type.
REPORTING

CONDITIONS        Customary for credit facilities of this type, including but
PRECEDENT         not limited to subordination terms with respect to permitted
TO CLOSING        junior indebtedness that are acceptable to lenders and/or
                  the agent.

CLOSING DATE      Simultaneously with closing of Proposed Restructuring.


                                [Schedule 3-p.1]

                                                                     SCHEDULE 4


                  PRINCIPAL TERMS OF SECURITYHOLDERS AGREEMENT

PARTIES: To the extent permitted by applicable law, the Company and the non-Group Parties.

BOARD OF          The Board of Directors of the Company shall consist of 7
DIRECTORS:        members for so long as the Securityholders Agreement in
                  effect.

                  One of the seven directors will be the Chief Executive Officer of the Company (the "Company Director").

                  Two of the seven directors will be nominated by the non-Group Parties holding a majority of voting power cast in the nomination (the "Requisite Vote"); provided that, if the parties to the Securityholders Agreement (or their permitted successors) own between 15% and 10% of the outstanding voting power, they shall be entitled to nominate only one of the seven directors by Requisite Vote (the "Securityholder Director(s)"). If the parties to the Securityholders Agreement own less than 10% of the outstanding voting power, they shall not be entitled to nominate any Securityholder Directors. Any vacancies created by such a reduction in the number of Securityholder Director(s) nominated by parties to the Securityholders Agreement will be an `at large directorship' to be filled in accordance with the Company's charter and by-laws. Any other vacancy created in Stockholder Director(s) will be filled by a nominee by either the remaining Stockholder Director or a Requisite Vote.

                  For so long as the parties to the stockholder agreement are entitled to nominate any Securityholder Director(s), 2 Board observers may be designated by Requisite Vote to attend and observe all Board meetings.

                  Four of the seven directors shall be qualified "independent directors" within the meaning of applicable rules (the "Independent Directors"). Of the initial four Independent Directors, one director will be selected from the Company's current Board as agreed by the Parties and the other three directors will be nominees of the Securityholder Directors. Any successor Independent Directors will be nominees of a committee of three directors that is comprised two Securityholder Director(s) and one Independent Director, which committee will by majority vote designate nominees for Independent Directors; provided, that if parties to the Securityholders Agreement own less than 40%, 30%, 25% or 15% of the outstanding voting securities, the number of Independent Directors nominees designated by such committee will be reduced to three, two, one and zero, respectively, with the other nominees for Independent Directors being made by a majority vote of a Board committee comprised of solely Independent Directors.

                  Securityholder Directors must receive advance notice of meetings of the Board and at least one Independent or Securityholder Director shall be required for a quorum.

COMMITTEES:       The Securityholder Director(s) will serve on any committee established by the Board to the maximum extent permitted by applicable law and any applicable listing requirements.


                                [Schedule 4-p.1]

RIGHT OF          A party to the Securityholders Agreement holding 15% or more
FIRST REFUSAL:    of the outstanding voting securities shall have the right of first refusal to acquire voting securities from any other party to the Securityholders Agreement that from time to time proposes to sell other than in connection with Company-approved transactions. Such right of first refusal shall be on customary terms and conditions.

FINANCIAL         If not otherwise publicly available, the Company shall
INFORMATION:      deliver to each party audited annual financial statements
                  within 90 days after the end of each fiscal year and unaudited quarterly financial reports.

REGISTRATION      Direct or indirect holders of Common Stock who cannot dispose
RIGHTS:           of their shares in one transaction pursuant to Rule 144
                  (assuming the application of volume restrictions) shall be entitled to customary piggyback registration rights and S-3 demand shelf registration rights to be agreed and subject to customary minimum value and participation thresholds. The holders of Series A Warrants will be entitled to shelf registration on exercise. In all cases, customary blackout and cutback provisions will apply.

FUNDAMENTAL       For so long as the parties to the Securityholders Agreement
ACTIONS:          (or their permitted successors) own at least 15% of the
                  outstanding voting securities, the following actions shall require the consent of a Securityholder Director and the Requisite Vote:

                  Major Asset Sales (to be defined)

                  Major Mergers (to be defined)

                  Formation of Board Committees

                  Charter or By-law Amendments

TERMINATION:      After a sale, merger or consolidation or similar
                  transaction after which the majority stockholders of the Company just prior to the transaction no longer remain majority stockholders in the successor, other than registration rights and the Rule 144 reporting covenants, all provisions of the Securityholders Agreement shall terminate.
                  In addition, other than registration rights and the Rule 144 reporting covenants, the Securityholders Agreement shall terminate with respect to any party that (together with affiliates parties to the Securityholders Agreement) owns less than 5% of the outstanding voting securities. All parties to the Securityholders Agreement will agree to support and, in the case of the Company, use best efforts to further the Board nominating process and election of resultant director nominees

ORGANIZATIONAL    The Certificate of Incorporation and the Bylaws of the
DOCUMENTS         Company shall be amended and restated substantially in the form attached hereto as Annex A and Annex B respectively.

CERTAIN MINORITY  The Parties will agree on a provision for the Certificate of
PROTECTIONS       Incorporation to protect against "squeeze-out" or similar
                  transactions with affiliates. If entering into the Securityholders Agreement would be prohibited or restricted under applicable law, the Parties will take such reasonable steps as may be requested to give effect to the provisions of the Securityholders Agreement in the Certificate of Incorporation and/or the Bylaws to the extent not prohibited or restricted by applicable law.


                                [Schedule 4-p.2]

                                                          ANNEX A TO SCHEDULE 4


                                    FORM OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        PERSONNEL GROUP OF AMERICA, INC.

                  The undersigned, Larry Enterline, certifies that he is the Chief Executive Officer of Personnel Group of America, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

                  1. The name of the Corporation is Personnel Group of America, Inc. and the Corporation was originally incorporated under the name Personnel Group of America, Inc.

                  2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 7, 1995 and the original Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 28, 1995.

                  3. This Amended and Restated Certificate of Incorporation has been adopted and effected in conformity with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                  4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                  FIRST. The name of the corporation is Personnel Group of America, Inc.

                  SECOND. The address of the corporation's registered office in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is ________ ( ), of which __________ ( ) shares of the par value of $0.01 per share shall be designated as "Common Stock" and _________ ( ) shares of the par value of $0.01 per share shall be designated as "Preferred Stock". Shares of Preferred Stock may be issued in one or more series from


                          [Annex A to Schedule 4-p.1]
time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions, the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock subject to the terms of this Amended and Restated Certificate of Incorporation and any serial designations for any series of Preferred Stock, including without limitation the following:

                  (a) the distinctive serial designation of such series which shall distinguish it from other series;

                  (b)      the number of shares included in such series;

                  (c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

                  (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

                  (e) the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation, and the relative rights of priority, if any, of payment of the shares of such series;

                  (f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

                  (g) the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;


                          [Annex A to Schedule 4-p.2]

                  (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

                  (i) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights. Subject to the terms of any serial designations for any series of Preferred Stock, the number of authorized shares of Common Stock or any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware or any corresponding provision hereafter enacted.

                  FIFTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.; provided that
Article VII of the bylaws of the corporation may only be amended as specified therein. [need to include provisions required to give effect to Securityholders Agreement]

                  SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

                  SEVENTH. The number of directors of the corporation shall be fixed from time to time pursuant to the by-laws of the corporation.

                  EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of Delaware as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article Eighth shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.


                          [Annex A to Schedule 4-p.3]

                  IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Larry Enterline, its Chief Executive Officer, this ____ day of _____________, 2003.


                                    PERSONNEL GROUP OF AMERICA, INC.


                                    By:
                                       ----------------------------------------
                                       Larry Enterline
                                       Chief Executive Officer


                          [Annex A to Schedule 4-p.4]

                                                          ANNEX B TO SCHEDULE 4


                                                              AS ADOPTED BY THE
                                                          BOARD OF DIRECTORS ON
                                                              ___________, 2003

                                    FORM OF

                              AMENDED AND RESTATED

                                    BY-LAWS

                                       OF

                        PERSONNEL GROUP OF AMERICA, INC.

                                   ARTICLE I

                                  Stockholders

                  Section 1.1. Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by this subsection, an annual meeting of stockholders shall be held for the election of directors on a date and at a time designated by or in the manner provided in the bylaws. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Any other proper business may be transacted at the annual meeting.

                  Section 1.2. Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer or a majority of the Board of Directors, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

                  Section 1.3. Notice of Meetings; Remote Participation. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given, not less than ten
(10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation. Rather than holding a meeting at any place, the Board of Directors may determine that a meeting shall be held solely by means of remote communications, which means shall meet the requirements of the Delaware General Corporation Law. The Board of Directors may permit the stockholders and their proxy holders to participate in meetings of the stockholders (whether such meetings are held at a designated place or solely by means of remote communication) using one or more methods of remote communication that satisfy the requirements of the Delaware General Corporation Law. The Board of Directors may adopt such guidelines and procedures applicable to participation in stockholders' meetings by means of remote communication as it deems appropriate. Participation in a stockholders' meeting by means of a method of remote communication permitted by the Board of Directors shall constitute presence in person at the meeting.


                          [Annex B to Schedule 4-p.1]

                  Section 1.4. Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

                  Section 1.5. Quorum. At each meeting of stockholders, except where otherwise provided by law or the certificate of incorporation or these by-laws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, or of all stockholders, the holders of such class so present or represented or of all stockholders may, by majority vote, adjourn the meeting of such class, or of the whole, from time to time in the manner provided by Section 1.4 of these by-laws until a quorum of such class, or of the whole, shall be so present or represented. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

                  Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, or in the absence of the Chairman of the Board, by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

                  The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

                  Section 1.7. Inspectors. Prior to any meeting of stockholders, the Board of Directors or the President shall appoint one or more inspectors to act at such meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at the meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may


                          [Annex B to Schedule 4-p.2]
appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by telegram, cablegram or other electronic transmission from which it can be determined that the proxy was authorized by the stockholder, ballots and the regular books and records of the corporation, and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for such purpose, they shall, at the time they make their certification, specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors' belief that such information is accurate and reliable.

                  Section 1.8. Voting; Proxies. Unless otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. If the certificate of incorporation provides for more or less than one vote for any share on any matter, every reference in these by-laws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting shall so determine. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all other matters, unless otherwise provided by law or by the certificate of incorporation or these by-laws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise provided by law or by the certificate of incorporation or these by-laws.

                  Section 1.9. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice


                          [Annex B to Schedule 4-p.3]
of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

                  In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

                  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

                  Section 1.10. List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of a least ten days prior to the meeting either (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with notice of the meeting, or (b) during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

                  Section 1.11. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the certificate of incorporation or by law, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to (a) its registered office in the State of Delaware by hand or by certified mail or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of


                          [Annex B to Schedule 4-p.4]
the earliest dated consent delivered in the manner required by this by-law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to (a) its registered office in the State of Delaware by hand or by certified or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this Section 1.11.

                                  ARTICLE II

                               Board of Directors

                  Section 2.1. Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the certificate of incorporation. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by the Board and in accordance with applicable law and any applicable listing requirements. Directors need not be stockholders.

                  Section 2.2.      Election; Term of Office; Resignation:
Removal; Vacancies. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Unless otherwise provided in the certificate of incorporation or these by-laws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director elected or appointed to fill a vacancy shall hold office until and his or her successor is elected and qualified or until his or her earlier resignation or removal.

                  Section 2.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given.

                  Section 2.4. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or by any two directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.

                  Section 2.5. Participation in Meetings by Conference Telephone Permitted. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.


                          [Annex B to Schedule 4-p.5]

                  Section 2.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors one-third of the entire Board shall constitute a quorum for the transaction of business. Subject to Article VII, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the certificate of incorporation or these by-laws shall require a vote of a greater number. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall be present.

                  Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in the absence of the Vice Chairman of the Board by the President, or in their absence by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

                  Section 2.8. Action by Directors Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

                  Section 2.9. Compensation of Directors. Unless otherwise restricted by the certificate of incorporation or these by-laws, the Board of Directors shall have the authority to fix the compensation of directors.

                                  ARTICLE III

                                   Committees

                  Section 3.1. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these by-laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval, (ii) adopting, amending or repealing these By-Laws or (iii) removing or indemnifying directors.

                  Section 3.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these by-laws.


                          [Annex B to Schedule 4-p.6]

                                  ARTICLE IV

                                    Officers

                  Section 4.1. Officers; Election. As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a President and a Secretary, and it may, if it so determines, elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board may also elect one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as the Board may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person unless the certificate of incorporation or these by-laws otherwise provide.

                  Section 4.2. Term of Office; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the Chairman of the Board or Chief Executive Officer, if any, or to the President or Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board at any regular or special meeting.

                  Section 4.3. Powers and Duties. The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these by-laws or in a resolution of the Board of Directors which is not inconsistent with these by-laws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose. The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties.

                                   ARTICLE V

                                     Stock

                  Section 5.1. Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board or Vice Chairman of the Board of Directors or a President of the Corporation, and by the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares of stock in the Corporation owned by such holder. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

                  If the Corporation is authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation


                          [Annex B to Schedule 4-p.7]
shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

                  Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

                                  ARTICLE VI

                                 Miscellaneous

                  Section 6.1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

                  Section 6.2. Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

                  Section 6.3. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the certificate of incorporation or these by-laws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these by-laws.

                  Section 6.4. Indemnification of Directors, Officers and Employees. The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was after the date of adoption of these by-laws, a director, officer or employee of the Corporation or serves or served after the date of adoption of these by-laws, at the request of the Corporation or any other enterprise as a director, officer or employee. Expenses, including reasonable attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by


                          [Annex B to Schedule 4-p.8]
the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving, after the date of adoption of these by-laws or continuing to serve, after the date of adoption of these by-laws, as a director, officer or employee as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment [or as provided under any order of the Bankruptcy Court]. For purposes of this by-law, the term "Corporation" shall include any successor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term "other enterprise" shall include any corporation, partnership, joint venture, trust or employee benefit plan; service "at the request of the Corporation" shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

                  The rights to indemnification and to the advance of expenses conferred in this section shall not be exclusive of any other right which any person may have or hereafter acquire under these by-laws, any statue, agreement, vote of stockholders or the Board of Directors, or otherwise.

                  Section 6.5. Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (1) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                  Section 6.6. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

                  Section 6.7. Amendment of By-Laws. Subject to Article VII, these by-laws may be amended or repealed, and new by-laws adopted, by the Board of Directors, but the stockholders entitled to vote may adopt additional by-laws and may amend or repeal any bylaw whether or not adopted by them.

                                  ARTICLE VII

                     Amendments; Securityholders Agreement

                  Section 7.1. [PARTIES TO AGREE ON TEXT OF PROVISION TO IMPLEMENT VOTING, NOMINATION AND QUORUM REQUIREMENTS.].


                          [Annex B to Schedule 4-p.9]

                                                                     SCHEDULE 5


                            BACK UP PLAN TERM SHEET

ADMINISTRATIVE,   On or as soon as practicable after the effective date of the
PRIORITY          plan of restructuring filed in the Back-Up Plan (the "Plan"),
TAX AND OTHER     each holder of an administrative, priority tax or other
PRIORITY          priority claim shall receive cash equal to the full amount of
CLAIMS            its claim or otherwise be rendered unimpaired. Holders of
                  such claims will be rendered unimpaired and as such will be deemed to have accepted the Plan and will not be entitled to vote.

                  Any ad volorem taxes and other non fiduciary taxes/fees will be extended to maximum statutory periods.

EXISTING SENIOR   Holders of claims in respect of the Existing Senior Credit
CREDIT FACILITY   Facility will have their letters of credit obligations
CLAIMS            either cash collateralized or replaced and, assuming $103
                  million in funded debt, receive their pro rata share of a combination of (A) $50 million in cash, (B) $15 million of New Senior Subordinated Secured Notes (together with related
                  Series A Warrants), (C) the Convertible Preferred Stock and
                  (D) the 3% of the Common Stock of the reorganized Company. In consideration for the agreements, waivers and consents given in the voting and lock-up agreement and in the Agreement, the Senior Lenders will waive their rights to receive such Common
                  Stock for the benefit of and reallocation to the holders of Common Stock to be 'gifted' as set forth below.

OTHER SECURED     All other allowed secured claims and capital lease claims
CLAIMS            against any of the "Debtors" (who will be the Group and any other subsidiaries designated by the holders of a majority in principal of the Notes) will be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code and as such will be deemed to have accepted the Plan and will not be entitled to vote.

NOTES The Notes will be cancelled and each holder will receive its pro rata share of Common Stock representing 17% of the outstanding Common Stock.

UNSECURED         Upon commencement of each of the Debtor's chapter 11 cases
CREDITORS         (which will be consolidated for administrative purposes), the
                  Company will seek approval of the United States Bankruptcy
                  Court having jurisdiction over the chapter 11 cases for the payment of ordinary course pre-petition claims of suppliers and vendors to the extent such parties provide normal trade credit to the Debtors.

                  Allowed general unsecured creditors of the Debtors will be rendered unimpaired and as such be deemed to have accepted the Plan and will not be entitled to vote.

                  The Company will propose, subject to Noteholder consent not to be unreasonably withheld, a schedule of unsecured claims (including, but not limited to, certain leases) to which it objects and seeks to impair, with treatment to be agreed among the parties.


                          [Schedule 5-p.1]

CAPITAL STOCK     All equity interests (or purchase rights for such equity
AND RELATED       interests) in the Company and related securities laws claims
RIGHTS AND        will be extinguished and each holder will receive its pro
CLAIMS            rata share of Common Stock representing 3% of the outstanding
                  Common Stock from the holders of claims under the Existing
                  Senior Credit Facility.

EMPLOYEE MATTERS  Pursuant to the Plan, the Parties will discuss and agree the terms of a retention plan for employees and the reorganized Debtors (as agreed in the Lock-Up Agreement) will reserve outstanding Common Stock of the reorganized Company in order to create new equity incentive plans for the benefit of employees and other participants of the reorganized Debtors.

                  Awards under the plans will be at the discretion of the Board of Directors of the reorganized Debtors and will dilute any prior issuance Back-Up Plan.

USE OF CASH       The Parties will support a release of cash collateral under
COLLATERAL        the Existing Senior Credit Facility of up to an amount to be agreed to by the Parties pursuant to a reasonable cash budget to be prepared by the Company and will support any motions to such effect and to permit the Debtors to use cash on hand in generating accounts and cash generated from operations during the chapter 11 cases.

FILING The bankruptcy cases shall be filed in the bankruptcy court located in the Southern District of New York, the Northern District of California or as otherwise agreed by the Parties.

CONVERTIBLE       As described on Annex A attached hereto.
PREFERRED STOCK

REGISTRATION      As per the Securityholders Agreement in Schedule 4.
RIGHTS

                  The Reorganized Debtors will use their best efforts to cause the shares of Common Stock to be listed on a registered securities exchange or include them for quotation on the NASDAQ National Market System

CORPORATE         As per the Securityholders Agreement in Schedule 4, with
GOVERNANCE        issuances of non-voting stock prohibited as per the Bankruptcy
                  Code.

MISCELLANEOUS     The proposed Plan will provide that, on the Plan's
                  effective date, any and all claims of the Debtors and debtors-in-possession against any person or entity of every kind will vest in the reorganized Debtors and will be prosecuted and administered by the management of the reorganized Debtors, at the discretion of the Board of Directors of the reorganized Debtors.

                  The proposed Plan will contain usual and customary conditions precedent to confirmation of the proposed Plan and the effective date, including the receipt of all necessary regulatory and other governmental approvals.

                  All documentation relating to the proposed Plan must be reasonably satisfactory to the holders of a majority in principal amounts of Notes and the holders of a majority in principal amount under the Existing Senior Credit Facility.

                  An agreement to support the Back-Up plan will be subject to customary "fiduciary out" provisions.


                          [Schedule 5-p.2]

                                                          ANNEX A TO SCHEDULE 5


           PRINCIPAL TERMS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

HOLDERS:          Senior Lenders.

PURCHASE PRICE:   $35 million in the aggregate. The number of shares of
                  the Convertible Preferred Stock shall be the number that represents 70% of the Common Stock on an as-converted basis after giving effect to the issuance of Common Stock and the issuance and exercise of the Series A Warrants but prior to any New Management Equity Incentive Plan issuances

DIVIDENDS:        Periodic accruing dividend of 14%, and no rights to
                  participating dividends.

LIQUIDATION       The liquidation preference shall be the greater of (i) the
PREFERENCE:       initial purchase price per share (as adjusted for any stock splits, recapitalizations or stock consolidations) plus any accumulated and unpaid dividends (whether or not earned or declared and whether or not there are funds legally available for the payment of dividends) and (ii) the amount per share of the Convertible Preferred Stock equal to the aggregate amount of distributions or payments that would be payable on such date, after taking into account any amounts payable in respect of senior stock or parity stock, to a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock would be convertible if such share of Convertible Preferred Stock were converted into shares of Common Stock immediately prior to event giving rise to the payment of the liquidation preference.

CONVERSION:       The holders of the Convertible Preferred Stock shall have
                  the right to convert into shares of Common Stock at any time after 24 months from the issue date, at an initial conversion ratio of one share of Convertible Preferred Stock for 100 shares of Common Stock (subject to adjustments as discussed below).

CONVERSION RATIO  The conversion ratio shall be subject to adjustment
ADJUSTMENTS:      (i) for any dividends, distributions, or stock splits and
                  similar recapitalization transactions and (ii) on a weighted average basis for any issuances of Common Stock or any securities convertible into or exercisable for Common Stock with a purchase price (including exercise price or conversion price) less than the fair market value with a carve-out for any issuance pursuant to employee benefits plans, incentive stock and stock compensation or fee payment agreements, to landlords or equipment lessors or lenders or in joint ventures, acquisitions or similar strategic arrangements.

OPTIONAL          The Company may at its option redeem the Convertible
REDEMPTION:       Preferred Stock, in whole or in part, at any time or from
                  time to time at a redemption price equal to the then liquidation preference pursuant to clause (i) above.


                          [Annex A to Schedule 5-p.2]

MANDATORY         None.
REDEMPTION:

VOTING RIGHTS:    Holders are entitled to vote, on a deemed as converted basis, with the Common Stock and also as a separate class upon any amendments that adversely affect rights, preferences, privileges or powers of or restrictions for the benefit of the Convertible Preferred Stock; provided that there shall be no separate class vote for any new stock issuances.

PREEMPTIVE        No preemptive rights of subscription.
RIGHTS:

INVESTOR RIGHTS:  Significant holders shall be parties to a Securityholders
                  Agreement substantially as provided in Schedule 4.


                          [Annex A to Schedule 5-p.3]